Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS SECOND QUARTER 2014 RESULTS AND UPDATES 2014 EARNINGS GUIDANCE

WATSONVILLE, CA, July 24, 2014 - West Marine, Inc. (Nasdaq: WMAR) today reported financial results for the second quarter ended June 28, 2014.

•	Net revenues were $236.5 million, a decrease of 0.1% compared to last year.
•	Comparable store sales decreased by 0.7%.
•	Pre-tax income was $32.4 million, compared to pre-tax income of $37.5 million last year.
•	Net income was $18.3 million, or $0.75 per share, compared to net income of $22.2 million, or $0.90 per share last year.
•	The company is lowering 2014 full-year guidance, with pre-tax income now expected to be in the range of $8.5 million to $11.0 million, compared to pre-tax income of $15.3 million for 2013.
•	The company remained debt-free at quarter-end.

Matt Hyde, West Marine’s CEO, commented: “We were disappointed by second quarter sales, which were about flat to last year. At the product level, we saw the strongest increases in our merchandise expansion categories, including paddle sports and women's clothing, but sales of core products were soft. During the second half of the year, we'll continue to reduce operating expenses to drive nearer-term profitability, while continuing our careful investments in our strategic initiatives to drive long-term profitable growth.”

Progress on our growth strategies year-to-date through the second quarter was as follows:

•	eCommerce: Sales from our eCommerce website were up 0.5% and represented 7.2% of total sales, the same as last year. We believe our eCommerce results so far this year were negatively impacted by implementation delays and fixes required in connection with the transition to our new eCommerce platform. We remain committed to our three to five-year goal for eCommerce to represent 15% of sales.
•	Store optimization: Sales through our optimized stores increased to 41.5% of total sales compared to 34.0% last year. This year-over-year increase supports our three to five-year goal to deliver 50% of our total sales through optimized stores.
•	Merchandise expansion: Sales in these product lines, which include footwear, apparel, clothing accessories, fishing products and paddle sports equipment, were up by 12.1%, with core product sales down 2.2%, compared to last year.

Net revenues for the 26 weeks ended June 28, 2014 were $349.8 million, a decrease of 0.3%, compared to net revenues of $351.0 million for the 26 weeks ended June 29, 2013. Comparable store sales decreased by 1.1% for the first six months of 2014 versus the same period last year. For the first six months last year, we reported a 4.0% decrease in comparable store sales.

Net income for the first six months was $7.3 million, or $0.30 per diluted share, compared to net income of $12.5 million, or $0.51 per diluted share, for the first six months last year.

Total inventory at the end of the second quarter was $243.6 million, a $6.5 million, or 2.7% increase versus the balance at June 29, 2013, and a 1.5% increase on an inventory per square foot basis. Inventory turns for 2014 were down 2.3% versus the first six months of last year.

Return on Invested Capital (“ROIC”) for the 52-week period ended June 28, 2014 was 4.9%, which compares to 6.1% ROIC for the 52-week period ended June 29, 2013. ROIC based on GAAP net income was 3.2% and 6.6% for the 52-week periods ended June 28, 2014 and June 29, 2013, respectively. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2014 was $37.2 million, compared to $41.4 million for the same period last year.

2014 Guidance

During the first half of 2014, our sales and gross profit results were lower than expected. Although we experienced solid gains in sales to our professional customers and in our merchandise expansion categories, our core product sales suffered and the shift in the product mix and customer type put pressure on our margins. Our core product sales tend to be dependent on boat-usage and include boat maintenance items, sailboat hardware, electrical parts and boating safety products. Consequently, we are lowering our previously-issued sales and earnings guidance for fiscal year 2014. We now expect pre-tax income in the range of $8.5 million to $11.0 million, approximately $7.0 million lower than our previously-communicated pre-tax income guidance. This will result in diluted earnings per share of approximately $0.19 to $0.25. Comparable store sales for full-year 2014 are now anticipated to range from down 1.0% to up 1.5%, with total revenues now expected to be in the range of $665 million to $680 million.We are now estimating EBITDA to be in the range of $27.5 million to $30.0 million. We anticipate capital expenditures for fiscal 2014 to be in the range of $28 million to $32 million.

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, July 24, 2014, at 1:00 p.m. Eastern Time (EDT) to discuss its second quarter 2014 results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 70995698.

An audio replay of the call will be available July 24, 2014 at 4:00 p.m. EDT through July 31, 2014 at 11:59 p.m.EDT. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 70995698.

About West Marine

Founded in 1968 by a sailor, West Marine, Inc. has grown to become the largest omni-channel specialty retailer exclusively offering gear, apparel and footwear and other waterlife-related products to anyone who enjoys recreational time on or around the water. With 281 stores located in 38 states, Puerto Rico and Canada and an eCommerce website reaching domestic and international customers, West Marine is recognized as the dominant waterlife outfitter for cruisers, sailors, anglers and paddle sports enthusiasts. West Marine has everything you need for your life on the water. For more information on West Marine, Inc. its products and store locations, visit westmarine.com or call 1-800-BOATING (1-800-262-8464). West Marine’s stock is traded on NASDAQ under the symbol WMAR.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related to risks related to continued unseasonably cold weather, rainy and windy boating season, expectations related to our earnings and growth in profitability, particularly in a delayed boating season, expectations and projections with respect to our ability to execute on our strategic growth strategies, expectations related to our ability to manage our assets, reduce our operating expenses and drive ROIC, and our expectations for full-year 2014 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the second quarter of 2014 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 28, 2013, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 28, 2013. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically EBITDA and ROIC. We believe that EBITDA provides a clearer picture of operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. We believe that ROIC as presented in the accompanying financial tables, is a meaningful measure of our efficient and effective use of capital. ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled both non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables set forth below.

Contact: West Marine, Inc.

Tom Moran, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	June 28, 2014	June 29, 2014
ASSETS
Current assets:
Cash	$38,934	$45,773
Trade receivables, net	10,970	10,008
Merchandise inventories	243,588	237,100
Deferred income taxes	4,276	5,292
Other current assets	22,149	23,533
Total current assets	319,917	321,706

Property and equipment, net	79,595	65,663
Long-term deferred income taxes	4,829	7,910
Other assets	3,595	3,381
TOTAL ASSETS	$407,936	$398,660

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$50,242	$43,259
Accrued expenses and other	46,988	45,508
Total current liabilities	97,230	88,767

Deferred rent and other	16,020	16,521
Total liabilities	113,250	105,288

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,004,808 shares issued and 24,315,919 shares outstanding at June 28, 2014, and 24,387,175 shares issued and 24,356,285 shares outstanding
at June 29, 2013.	25	24
Treasury stock	(9,128)	(385)
Additional paid-in capital	206,149	198,812
Accumulated other comprehensive loss	(556)	(662)
Retained earnings	98,196	95,583
Total stockholders' equity	294,686	293,372
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$407,936	$398,660

Note - Certain prior period balances have been revised, primarily to reflect immaterial corrections for the treatment of certain cash consideration received from vendors.

West Marine, Inc.

Condensed Consolidated Statements of Income

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	June 28, 2014		June 29, 2013
Net revenues	$236,483	100.0%	$236,750	100.0%
Cost of goods sold	154,205	65.2%	149,487	63.1%
Gross profit	82,278	34.8%	87,263	36.9%
Selling, general and administrative expense	49,715	21.0%	49,612	21.0%
Income from operations	32,563	13.8%	37,651	15.9%
Interest expense	115	0.1%	114	0.0%
Income before income taxes	32,448	13.7%	37,537	15.9%
Provision for income taxes	14,144	6.0%	15,295	6.5%
Net income	$18,304	7.7%	$22,242	9.4%

Net income per common and common equivalent share:

Basic	$0.76		$0.92
Diluted	$0.75		$0.90

Weighted average common and common equivalent
shares outstanding:
Basic	24,142		24,248
Diluted	24,314		24,587

	26 Weeks Ended
	June 28, 2014		June 29, 2013
Net revenues	$349,821	100.0%	$350,994	100.0%
Cost of goods sold	242,620	69.4%	238,417	67.9%
Gross profit	107,201	30.6%	112,577	32.1%
Selling, general and administrative expense	93,756	26.8%	91,114	26.0%
Income from operations	13,445	3.8%	21,463	6.1%
Interest expense	223	0.0%	223	0.0%
Income before income taxes	13,222	3.8%	21,240	6.1%
Provision for income taxes	5,933	1.7%	8,727	2.5%
Net income	$7,289	2.1%	$12,513	3.6%

Net income per common and common equivalent share:

Basic	$0.30		$0.52
Diluted	$0.30		$0.51

Weighted average common and common equivalent
shares outstanding:
Basic	24,141		24,098
Diluted	24,418		24,476

Note - Prior periods have been revised, primarily to reflect immaterial corrections of cash consideration received from vendors which were previously reported as a reduction of advertising under Selling, general and administrative expense and are now reflected as a reduction of Cost of goods sold.

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	26 Weeks Ended
	June 28, 2014	June 29, 2013

OPERATING ACTIVITIES:
Net income	$7,289	$12,513
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,683	7,446
Share-based compensation	1,803	1,659
Excess tax benefit from share-based compensation	(225)	(841)
Deferred income taxes	479	1,159
Provision for doubtful accounts	71	39
Lower of cost or market inventory adjustments	1,263	880
Loss on asset disposals	220	104
Changes in assets and liabilities:
Trade receivables	(4,600)	(3,324)
Merchandise inventories	(41,815)	(48,641)
Other current assets	(2,789)	(5,505)
Other assets	(228)	98
Accounts payable	28,717	23,698
Accrued expenses and other	9,795	5,313
Deferred items and other non-current liabilities	750	1,335
Net cash provided by (used in) operating activities	9,413	(4,067)

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	20	4,311
Purchases of property and equipment	(16,032)	(15,133)
Net cash used in investing activities	(16,012)	(10,822)

FINANCING ACTIVITIES:
Borrowings on line of credit	1,165	2,810
Repayments on line of credit	(1,165)	(2,810)
Payment of loan costs
Proceeds from exercise of stock options	1,308	2,855
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	318	383
Excess tax benefit from share-based compensation	225	841
Treasury shares acquired	(4,723)	-
Net cash provided by (used in) financing activities	(2,872)	4,079

Effect of exchange rate changes on cash	(3)	41

NET DECREASE IN CASH	(9,474)	(10,769)

CASH AT BEGINNING OF PERIOD	48,408	56,542
CASH AT END OF PERIOD	$38,934	$45,773
Other cash flow information:
Cash paid for interest	$148	$146
Cash paid for income taxes, net of refunds of $1,391 and $30	(528)	579
Non-cash investing activities:
Changes in property and equipment additions in accounts payable	(461)	(1,514)

Note - Certain prior period balances have been revised, primarily to reflect corrected treatment of cash consideration received from vendors.

West Marine

Reconciliations of Non-GAAP Information

Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

GAAP Net Income	$18.3	$22.2	$7.3	$12.5

Add Back:
Interest Expense	0.1	0.1	0.2	0.2
Depreciation and Amortization	4.6	3.7	8.7	7.4
Income Tax Expense	14.1	15.3	5.9	8.7
	18.9	19.2	14.8	16.4

EBITDA	$37.2	$41.4	$22.1	$28.9

	Estimated		52 Weeks Ended
	Fiscal Year 2014		December 28, 2013
	Low	High
Estimated/Reported GAAP Net Income	$4.7	$6.0	$7.8

Add Back Estimated/Reported:
Interest Expense	0.4	0.5	0.4
Depreciation and Amortization	18.3	18.4	15.0
Income Tax Expense	4.1	5.1	7.5
	22.8	24.0	22.9

Estimated/Reported EBITDA	$27.5	$30.0	$30.7

West Marine, Inc.

Reconciliation of Non-GAAP Financial Information

Return on Invested Capital ("ROIC")

(Unaudited and in thousands)

	52 Weeks Ended		52 Weeks Ended
	June 28, 2014		June 29, 2013
GAAP net income reported for fiscal years 2013 and 2012, respectively		$7,837		$14,719
Add: Net Income reported for first two quarters of 2014 and 2013, respectively		7,289		12,513
Less: Net loss reported for first two quarters of 2013 and 2012, respectively		12,513		15,873
GAAP net income for the 12-month period ended June 28, 2014 and June 29, 2013, respectively		2,613		11,359
GAAP income tax (benefit) expense reported for fiscal years 2013 and 2012, respectively		7,472		9,738
Add: Income tax expense reported for first two quarters of 2014 and 2013, respectively		5,933		8,727
Less: Income tax expense reported for first two quarters of 2013 and 2012, respectively		8,727		10,716
Add back: Adjusted GAAP income tax		4,678		7,749
Adjusted GAAP income before taxes		7,291		19,108
Less: income tax expense at 44.9% [3]		3,272		8,574
Adjusted net income		$4,020		$10,534

Add back:
Interest expense	433		620
Rent expense (fixed)	49,417		45,551
Total	49,850	27,481 [1]	46,171	25,453 [1]

Net income after adjustments and after-tax add backs (numerator)		$31,501		$35,987

Total Capital:

Long-term debt [2]		$-		$-
Operating leases capitalized at 8x annual rent expense		395,336		364,408
Total stockholder's equity [2]		285,296		266,654
Less: Cash and cash equivalents [2]		(42,697)		(44,413)
Total Capital (denominator: long-term debt + operating leases capitalized at 8x annual rent expense + total stockholders' equity -
cash and cash equivalents)		$637,934		$586,650

ROIC		4.9%		6.1%
ROIC using GAAP net income		3.2%		6.6%

1 Total after-tax add backs after applying 2014 YTD tax rate.

2 Calculated as the average of the five most recent quarter-end results.

3 Q2 2014 YTD effective tax rate is 44.9%.